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                                                                  Exhibit 10.41


August 10, 1999

Mr. James P. Plantan
9511 Oxborough Curve
Bloomington, MN 55437

Dear Jim,

I am pleased to offer you the position of Vice President, Business Development, reporting directly to me. In that role, you will have revenue responsibility while directing, developing and coordinating the company's global partnerships, alliances and alternate channels of distribution, to include all web related and services firms, systems integrators and other industry vendors. Seeing to the direction and training of the company's global direct sales organization to use these resources to their fullest will also be in your charge. In addition, as my direct report, you will participate in all corporate management activities as a member of the company's executive staff.

Compensation for the position includes a base salary of $125,000 per year and an incentive bonus of 30% of that base salary ($37,500). You will be eligible to earn one half of that for the remainder of 1999 ($18,750), based upon the achievement of company goals. $10,000 of that will be guaranteed for 1999. Over achievement of goals will result in additional earnings.

In addition, a stock option to purchase 35,000 shares of common stock at the prevailing price per share (currently $3.00 per share) will be recommended for approval and submitted to the board of directors' compensation committee upon their next scheduled meeting.

As discussed, your office will be located at your home site. In addition, Prime Response will provide you with administrative support at any Prime Response field office as well as the corporate office located in Cambridge, MA.

Furthermore, you will have the opportunity to participate in Prime Response benefits, which includes 3 weeks of vacation annually. Please note that due to your start date, your vacation allotment for the balance of 1999 will be (1 week) of the annual benefit.

In the event your employment is terminated without cause, Prime Response will pay you six months severance as well as continue your medical benefits for the six-month period.
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The offer letter and compensation plans are dependent upon your execution of the standard Prime Response Inc. Employment Agreement. Also, your employment with Prime Response is contingent on the successful completion of the company's standard employment practices, including background investigation.


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This offer shall supercede any other offer of employment on behalf of Prime
Response Inc., either verbal or written, and will expire on August 12, 1999.

Your background, experience and achievements to date will be put to invaluable use as we work together to build a world class company. I'm excited for the opportunity to work with you to that end as you continue to build your career with Prime Response.

Sincerely,



Peter J. Boni
President & CEO


Accepted:



/s/ James P. Plantan
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James P. Plantan

Date: 8/11/99
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